Free Writing Prospectus
Dated October 1, 2010

Registration Statement No. 333-161668
Filed Pursuant to Rule 433 of the
Securities Act of 1933

MREIC

Monmouth Real Estate Investment Corporation NYSE:
MNR
October 2010
Investor Presentation

Notices
Statements contained in this presentation that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Also, when we use any of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” or similar expressions, we are making forward-looking statements.
These forward-looking statements are not guarantees and are based on our current intentions and current expectations and assumptions.
These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control that could cause actual results or events to differ materially from those we anticipate or project, such as: the ability of our tenants to make payments under their respective leases; our reliance on certain major tenants and our ability to re-lease properties that are currently vacant or that become vacant; our ability to obtain suitable tenants for our properties; changes in real estate market conditions and general economic conditions; the inherent risks associated with owning real estate, including local real estate market conditions, governing laws and regulations and illiquidity of real estate investments; our ability to sell properties at an attractive price; our ability to repay debt financing obligations; our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us; the loss of any member of our management team; our ability to comply with certain debt covenants; our ability to integrate acquired properties and operations into existing operations; continued availability of debt or equity capital; market conditions affecting our equity capital; changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future; our ability to implement successfully our selective acquisition strategy; our ability to maintain internal controls and procedures to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations and any potential fraud or embezzlement is thwarted or detected; changes in federal or state tax rules or regulations that could have adverse tax consequences; and our ability to qualify as a real estate investment trust for federal income tax purposes.
You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur.
We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
Monmouth Real Estate Investment Corporation (“Monmouth”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Monmouth has filed with the SEC for more complete information about Monmouth and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Alternatively, Monmouth or CSCA Capital Advisors, LLC will arrange to send you the prospectus if you request it by calling 212-446-9177.

Properties

Offering
◆ Issuer: Monmouth Real Estate Investment Corporation
◆ Offering: 1.0 million shares of Series A Cumulative Redeemable Preferred stock
◆ Liquidation Preference:  $25.00 per share
◆ Preferred Dividend:  $1.91 per share
◆ Use of Proceeds: Acquisitions and general corporate purposes, including possible repayment of indebtedness
◆ Exchange / Ticker: NYSE / “MNR PRA”
◆ Placement Agent: CSCA Capital Advisors, LLC

◆ Focused on the ownership of net-leased industrial properties
◆ 62 industrial properties and 1 shopping center aggregating approximately 7 million square feet
◆ Geographically diversified portfolio across 25 states
◆ Quality roster of investment grade tenants:
 ◆ Approximately 90% of gross income from investment grade tenants (1)
 ◆ 49% of GLA leased to Federal Express Corp., which has a S&P credit rating of BBB
◆ Conservative capital structure - currently less than 45% leveraged
◆ $35.3 million diversified portfolio of REIT preferred and equity securities as of 6/30/10
◆ Current $0.60 annualized cash dividend
Company Overview
(1) Excludes gross income from two vacant and two multi-tenant facilities.

Portfolio Overview
◆ 63 properties
◆ 7.0 million square feet
◆ 25 states
◆ 110,650 square feet avg. size
◆ 96% leased
◆ 5 years avg. lease maturity
◆ $5.81 avg. rent per sq ft (1)

(1) Rent per square foot excludes reimbursement revenue.
Property Locations
Recent Acquisitions

Illnois
12.0%
Florida
13.5%
Texas
7.7%
Virginia
7.5%
Missouri
5.2%
South Carolina
5.2%
Georgia
4.5%
Michigan
4.5%
Tennessee
4.2%
North Carolina
4.2%
Remaining 15
States
31.6%

Missouri
9.4%
Illinois
9.4%
Florida
11.3%
Tennessee
7.4%
North Carolina
7.3%
South Carolina
6.5%
Texas
5.3%
Pennsylvania
4.7%
Georgia
4.4%
Virginia
4.4%
Remaining 15
States
29.9%

MREIC

Geographic Focus
Annual Rent by State
Square Footage by State
Annual Rent = $39.0 Million
Total Square Footage = 7.0 Million
Data as of 6/30/10.

FedEx
57.0%
Remaining Tenants
13.7%
National Oilwell
1.8%
Home Depot
2.2%
Anheuser-Busch
2.9%
Caterpillar
3.0%
Mead / Hallmark
3.1%
Norton McNaughton
3.3%
Kelloggs
3.9%
Coca-Cola
4.1%
Carrier Sales & Distrib
4.9%

FedEx
48.7%
Remaining Tenants
18.9%
Home Depot
2.5%
Carlisle Tire & Wheel
2.6%
Anheuser-Busch
2.7%
Caterpillar
3.1%
Kelloggs
3.4%
Carrier Sales & Distrib
3.5%
Norton McNaughton
4.4%
Coca-Cola
4.7%
Mead / Hallmark
5.6%

MREIC

High Quality Tenants
Tenant Mix by Annual Rent
Tenant Mix by Square Footage
Annual Rent = $39.0 Million
Total Square Footage = 7.0 Million
Data as of 6/30/10.

Operating Strategy
◆ Proactively manage existing tenant relationships
◆ Strong history of tenant retention - rate exceeds 90%
 ◆ All 2010 and most 2011 lease maturities have been addressed
◆ Balance portfolio tenant concentration and credit quality
◆ Maintain geographic diversification across key distribution states
◆ Work with tenants to identify potential expansions in our existing portfolio. Rapidly rising levels of internet commerce is giving rise to expansion opportunities.
◆ Focus on high value properties where tenants house multi-million dollar logistical systems thereby making it more difficult and costly for them to move.

1,400 sq. ft.
1,200 sq. ft.
1,000 sq. ft.
800 sq. ft.
600 sq. ft.
400 sq. ft.
200 sq. ft.
000 sq. ft.
$6.48
$4.84
$4.64
$5.84
$5.42
$3.10
$7.03
$8.02
$6.02
na
$8.30
$7.90
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022

% Expiring	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
GLA	6.9%	17.2%	8.1%	3.4%	10.5%	5.6%	16.7%	7.9%	15.1%	-	0.6%	1.3%
Ann. Rent	8.0%	14.9%	6.7%	3.6%	10.2%	3.1%	21.0%	11.3%	16.2%	-	0.9%	1.8%

MREIC

Lease Expirations Well Dispersed
Rent per square foot excludes reimbursement revenue.
Data presented as of 6/30/10.
Avg. rent per square foot
Expiring square footage (000’s)

$100.0
$80.0
$60.0
$40.0
$20.0
-
Total Debt (millions)
Mortgage Debt $214.0
Notes Payable (1) -
Convertible Debentures 14.0
Total Debt $228.0
$3.4
$16.6
$19.5
$32.3
$17.5
$34.7
$103.9
1.5%
7.3%
8.6%
14.1%
7.7%
15.2%
45.6%
FY 2010
FY 2011
FY 2012
FY 2013
FY 2014
FY 2015
Thereafter

MREIC

Limited Near-Term Debt Maturities
◆ Stable capitalization with limited debt maturities through 2015
◆ 94% of debt consists of modest LTV asset level mortgage financing. No CMBS debt.
Data presented as of 6/30/10.
(1) Excludes $8.8 million of margin loans which are due upon demand.

Growth Strategy
◆ Well positioned to take advantage of acquisition opportunities
◆ Recently entered into agreements to acquire 2 properties for $20.3 million, subject to due diligence and other customary closing conditions
◆ Focus on single-tenant industrial properties
◆ Target well-established investment grade tenants
◆ Seek assets near major interstate highways, airports, international shipping ports and railroads
◆ Target metro markets in Florida, Texas, North Carolina, Illinois, Missouri & Kansas
◆ Seek to add properties that are integral to our tenants’ distribution networks
◆ Seek acquisition cap rates ranging from 7.0% to 9.0%

Houston, TX	Memphis, TN	Dallas, TX	Ft. Mill, SC
Property:	Industrial	Industrial	Industrial	Industrial
Tenant:	National Oilwell	FedEx	Carrier	FedEx
Size (sq. ft.):	91,295	449,900	184,317	112,784
Year Built	2005	1994	2009	2009
Purchase Price:	$8,100,000	$14,600,000	$17,900,000	$12,600,000
Price/Sq. ft.	$88.72	$32.45	$97.12	$111.72
Annual Rent:	$720,000	$1,281,000	$1,518,000	$1,029,000
Initial Yield:	8.9%	8.8%	8.5%	8.2%
Mortgage Financing:	$5,400,000	$10,000,000	$11,700,000	$4,764,000
Interest Rate:	6.88%	6.25%	6.75%	7.00%
Return on Equity:	12.9%	14.3%	11.7%	8.9%

MREIC

Attractive Recent Acquisitions
◆ $53.2 million in acquisitions over the past 12 months representing 14% growth in GLA
◆ Attractive going-in unlevered yields of 8.2% to 8.9%

Financing Strategy
◆ Maintain conservative capital structure - currently less than 45% leveraged
◆ Opportunistically access equity capital markets - $40 million in FY 2010
◆ Raise additional equity capital through DRIP plan - $15 million in FY 2010
◆ Leverage existing regional and local bank relationships to fund acquisition growth
◆ Finance acquisitions with conventional fixed rate mortgage debt at modest LTVs
◆ No CMBS debt outstanding
◆ Maintain reasonable dividend payout ratios

$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
-
FY 2007
FY 2008
FY 2009
9 Mo Ended 6/30/09
9 Mo Ended 6/30/10

$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
-
FY 2007
FY 2008
FY 2009
9 Mo Ended 6/30/09
9 Mo Ended 6/30/10

$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
-
FY 2007
FY 2008
FY 2009
9 Mo Ended 6/30/09
9 Mo Ended 6/30/10

$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
-
FY 2007
FY 2008
FY 2009
9 Mo Ended 6/30/09
9 Mo Ended 6/30/10

MREIC

Financial Highlights
FFO Per Share (1)
Funds from Operations (FFO) (1)
Note: Per Form 10-K for the period ended 9/30/09 and Form 10-Q for the period ended 6/30/10.
(1) Funds from Operations and Funds Available for Distributions are non-GAAP measures. Reconciliations to GAAP Net Income are available in the
Company’s supplemental financial information package filed with the SEC.
FFO
Non-cash Loss on Securities
Transactions, net
FFO / Share
Non-cash Loss on Securities
Transactions, net
FAD Per Share (1)
Revenues

Solid Capital Structure & Credit Profile

$US in Millions

Capitalization	6/30/2010
Total Book Capitalization	$448.5
Total Book Capitalization (Undepreciated)	503.6
Total Market Capitalization [1]	533.7

Equity
49%
Mortgage Debt
40%
Loans Payable
2%
Convertible Debt
3%
Preferred Stock
6%
Non-Controlling Interest
0%

	For the Quarter Ended	
Leverage	6/30/2010 [1]	6/30/2009
Debt / Undepreciated Book Capitalization	47.0%	52.4%
Debt / Total Market Capitalization	44.4%	55.0%
Debt / EBITDA	7.0 x	7.0 x
Coverage		
Interest Coverage	2.2 x	2.3 x
Fixed Charge Coverage	1.9 x	2.0 x
Other Debt Statistics		
% Floating Rate	7.0%	9.0%
% Fixed Rate	93.0%	91.0%
Average Interest Rate	6.7%	6.5%
Average Maturity (Years)	6.5 Yrs	7.2 Yrs

MREIC

(1) Reflects price as of 9/28/2010.

Leverage	Actual	No Acquisitions	Unlevered Acquisitions [4]	Levered Acquisitions [4][5]
	For the Quarter Ended 6/30/2010			
		Pro Forma [3]		
Debt / Undepreciated Book Capitalization	47.0%	43.9%	43.9%	46.1%
Debt / Total Market Capitalization [1]	44.4%	41.5%	41.5%	43.7%
Debt / EBITDA	7.0 x	6.7 x	6.5 x	6.8 x
Coverage				
Interest Coverage	2.2 x	2.4 x	2.4 x	2.3 x
Fixed Charge Coverage	1.9 x	1.8 x	1.9 x	1.8 x
Preferred Dividends [2]				
% of FFO (excl. Securities Gains/Losses)	14.7%	24.8%	23.3%	22.8%
% of FAD	15.2%	25.7%	24.1%	23.6%

(1) Reflects Company's closing stock price as of 9/28/10.
(2) Reflects FFO and FAD before payment of preferred dividends.
(3) Assumes a $24m offering with net proceeds of $23.3m to be used for acquisitions and paydown of $8.8m of 8% convertible debentures.
(4) Assumes net proceeds of $14.5m to be used for acquisitions at 7.5% cap rates.
(5) Assumes $36.3m of acquisitions financed at 60% leverage at an average 5.5% interest rate.

MREIC

Pro Forma Credit Statistics

100.0%
75.0%
50.0%
25.0%
-
2.2%
32.6%
39.1%
41.5%
44.4%
50.5%
50.6%
57.8%
59.1%
74.6%
PSB
MSW
AMB
EGP
MNR
FPO
DCT
PLD
GOOD
FR

16.0 x
14.0 x
12.0 x
10.0 x
8.0 x
6.0 x
4.0 x
2.0 x
0.0 x
0.3 x
4.3 x
6.7 x
7.0 x
8.1 x
8.2 x
8.7 x
8.7 x
9.1 x
15.0 x
PSB
MSW
EGP
MNR
DCT
GOOD
AMB
FPO
FR
PLD

5.0 x
4.0 x
3.0 x
2.0 x
1.0 x
0.0 x
1.2 x
1.9 x
2.0 x
2.2 x
2.2 x
2.6 x
2.7 x
3.1 x
4.0 x
nm
PLD
FR
GOOD
FPO
MNR
AMB
DCT
EGP
MSW
PSB

5.0 x
4.0 x
3.0 x
2.0 x
1.0 x
0.0 x
1.1 x
1.6 x
1.6 x
1.9 x
2.2 x
2.4 x
2.7 x
3.1 x
3.4 x
4.0 x
PLD
FR
GOOD
MNR
FPO
AMB
DCT
EGP
PSB
MSW

MREIC

Peer Group Analysis
Debt / EBITDA
Debt / Total Market Capitalization
Fixed Charge Coverage
Interest Coverage
Source: SNL Financial. Reflects financial information as of 6/30/10 and stock prices as of 9/28/10.